EXHIBIT 99
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
PRESS RELEASE

Contact:	James R. Heslop, 2nd
Executive Vice President/Chief Operating Officer
(440) 632-1666 Ext. 3219
jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports First Quarter 2009 Earnings and Balance Sheet Growth
MIDDLEFIELD, OHIO, April 22, 2009 ♦♦♦♦ Middlefield Banc Corp. (Pink Sheets: MBCN) today reported diluted earnings per share for the first quarter of 2009 of $0.38, compared to the $0.47 recorded in the first quarter of 2008. Net income for the first quarter of 2009 was $603,000, which was 18.2% lower than the $737,000 reported for the comparable period of 2008.
The corporation’s return on average assets and average equity for the 2009 period were 0.52% and 7.02%, respectively. The returns for the first quarter of 2008 were 0.67% and 8.54%.
“Continuing the pattern that has existed over the last eighteen months, the first quarter of 2009 has continued as a very challenging operating environment for financial institutions,” commented Thomas G. Caldwell, President and Chief Executive Officer of Middlefield Banc Corp. “The increase in insurance premiums paid to the FDIC will continue to impact our earnings and our ability to serve our customers’ borrowing needs. While we do appreciate the deposit insurance structure, we have not been a contributor to the issues that have created problems for our larger brethren.”
Caldwell continued, “Our expansion into new markets has had a negative impact on our expense structure. However, these actions have served to broaden the potential earnings base for our future. Even with these near term effects upon our profitability, both banks remain safe, solid, and sound. We continue to seek solid opportunities to assist families and businesses within our markets as they work to achieve their dreams and goals. This, after all, is the basis of a strong and viable economy.”

Highlights for the first quarter of 2009 include:
•	Net interest income was $3.21 million, an increase of 13.5% from the $2.83 million reported for the comparable period of 2008. The net interest margin was 3.21% for the first quarter of 2009, an increase of 22 basis points from the 2.99% reported for the first quarter of 2008. While interest income was negatively impacted by an increase in the total of non-performing loans, the company benefited from a decline in deposit rates, which began in the middle of December 2008. The shift in deposit rates followed action by the Federal Reserve Board to lower interest rates. This overall lowering of deposit rates resulted in a 17.2% drop in interest expense for the first quarter of 2009 when compared with the first quarter of 2008.

•	Non-interest income decreased $14,000 for the three-month period of 2009 over the comparable 2008 period. This decrease was the result of lower service charge revenue associated with deposit accounts, as well as a decrease in the earnings rate on bank-owned life insurance. An increase in other non-interest income was driven by greater ATM/Debit card usage and an increase in revenue from investment services.

•	Non-interest expense of $2,996,000 for the first quarter of 2009 was 19.1%, or $480,000, higher than the first quarter of 2008. Increases in salaries and employee benefits of $176,000 and occupancy expense of $24,000 are primarily attributable to the growth of the company. The Middlefield Banking Company opened its Cortland, Ohio, office in June 2008, while Emerald Bank acquired its Westerville, Ohio, office in November 2008. The increase in data processing costs is also attributable to the expansion that was undertaken during the prior year. Other expense grew $258,000 over the 2008 quarter. The greatest portion of this change, $155,000, was an increase in deposit insurance premiums payable to the FDIC. In addition to an overall increase in deposit insurance premiums for 2009, the company’s two banks have begun to accrue for a proposed special assessment to be levied by the FDIC on deposits as of June 30, 2009. An additional $21,000 of expense was recognized in 2009’s first quarter directly tied to increased audit/exam/regulation requirements. Higher costs associated with consulting fees, which saw an increase of $15,000, other insurance, which was higher by $11,000, and stationary and printing expense, which grew $16,000, also contributed to the increase in other expenses for the quarter.

•	Total deposit growth for the first quarter of 2009 was $9.3 million. Time deposits decreased $6.9 million; interest-bearing demand deposit accounts grew $3.3 million, while money market and savings accounts grew $12.0 million. Non-interest bearing deposits recorded first quarter growth of $0.9 million. Net loans at March 31, 2009, stood at $323.1 million, reflecting an increase of $5.0 million for the quarter. Increases were seen in all loan categories with the greater growth being in commercial loans and in home equity lines of credit. Total securities decreased from $104.3 million at December 31, 2008, to $102.3 million at March 31, 2009. The entire investment portfolio is classified as available for sale, which permits management the flexibility to move funds into loans as warranted by demand.

•	Provision for loan losses was $154,000 for the 2009 first quarter, which was up from $75,000 during the first quarter of 2008. This was reflective of the overall growth in the loan portfolio, as well as the higher level of non-performing loans. The provision is maintained at a level to absorb management’s estimate of probable inherent credit losses within the banks’ loan portfolio. At March 31, 2009, the allowance for loan losses as a percentage of total loans was 1.11%, slightly above the 1.06% reported at March 31, 2008. The ratio of non-performing loans to total loans stood at 4.50% at March 31, 2009. The comparable prior year figure was 2.12%, while the ratio stood at 2.64% at December 31, 2008. The increase in non-performing assets is attributable to borrower stress and nonperformance, coupled with a reduced market for the resale of real estate, which has hindered the disposition of such assets. The majority of the problem assets are real estate secured and well margined. Annualized net charge-offs for the three months ended March 31, 2009, were 0.11%, compared to 0.03% at March 31, 2008.

•	Stockholders’ equity at March 31, 2009, was $34.8 million. All capital ratios were well in excess of regulatory minimums. At March 31, 2009, the Tier 1 risk-based capital ratio was 13.53%, while the total risk-based capital ratio stood at 14.81% and the leverage ratio at 8.51%. Book value as of March 31, 2009 was $22.62 per share. At this time, the company is not acting on its previously announced buyback.

•	In the first quarter of 2009, Middlefield paid a cash dividend of $0.26 per share. This represents an increase of 4.0% over the cash dividend paid during the first quarter of 2008.
“Over the course of the last two years, we have made significant investments in both locations and personnel, “ stated Donald L. Stacy, Chief Financial Officer and Treasurer of Middlefield Banc Corp. “While these strategic decisions do carry some short-term costs, we are confident that the long-term impact upon our company will be very positive.”
“We are very pleased with the improvement in our net interest margin. Aggressive pricing driven by larger competitors continues to be a concern. However our actions to reduce our funding costs have, to this point, been successful,” Stacy continued. “Our local bank/relationship driven model continues as a sustainable method of operation.”
Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a financial holding company with total assets of $473.4 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell, Ohio. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com.
This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three Months Ended
	March 31,		%
	2009	2008	Change
Interest income
Interest and fees on loans	$4,998,102	$5,455,274	(8.4%)
Interest-bearing deposits in other institutions	7,235	5,203	39.0%
Federal funds sold	3,756	79,304	(95.3%)
Investment securities:
Taxable interest	853,197	565,079	51.0%
Tax-exempt interest	446,324	453,943	(1.7%)
Dividends on FHLB stock	15,369	29,400	(47.7%)

Total interest income	6,323,983	6,588,203	(4.0%)

Interest expense
Deposits	2,716,220	3,333,980	(18.5%)
Short-term borrowings	5,663	9,895	(42.8%)
Other borrowings	388,655	414,111	(6.1%)

Total interest expense	3,110,539	3,757,986	(17.2%)

Net interest income	3,213,444	2,830,217	13.5%

Provision for loan losses	154,000	75,000	105.3%

Net interest income after provision for loan losses	3,059,444	2,755,217	11.0%

Noninterest income
Service charges on deposit accounts	438,913	465,528	(5.7%)
Earnings on bank-owned life insurance	68,577	70,088	(2.2%)
Other income	115,961	101,835	13.9%

Total noninterest income	623,451	637,451	(2.2%)

Noninterest expense
Salaries and employee benefits	1,370,580	1,194,419	14.7%
Occupancy expense	254,916	231,183	10.3%
Equipment expense	122,695	146,110	(16.0%)
Data processing costs	248,882	209,280	18.9%
Ohio state franchise tax	123,300	117,000	5.4%
Other expense	875,415	617,680	41.7%

Total noninterest expense	2,995,788	2,515,672	19.1%

Income before income taxes	687,107	876,996	(21.7%)
Income taxes	84,000	140,000	(40.0%)

Net income	$603,107	$736,996	(18.2%)

Earnings per share
Basic	$0.38	$0.48	(20.8%)
Diluted	0.38	0.47	(19.1%)

Average Diluted Shares Outstanding	1,575,814	1,568,380	0.47%

Dividends Declared Per Share	$0.26	$0.25	4.0%

Performance Ratios (annualized):
Return on average assets	0.52%	0.67%
Return on average equity	7.02%	8.54%
Efficiency ratio (fully taxable equivalent)	73.66%	67.96%
Net interest margin	3.21%	2.99%

MIDDLEFIELD BANC CORP.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31,	December 31,	March 31,
	2009	2008	2008
ASSETS
Cash and due from banks	$12,569,069	$9,795,248	$9,733,382
Federal funds sold	5,780,125	7,548,000	4,090,687
Interest-bearing deposits in other institutions	118,694	112,215	110,387

Cash and cash equivalents	18,467,888	17,455,463	13,934,456
Investment securities available for sale	102,323,856	104,270,366	98,848,546
Loans	326,688,314	321,575,293	314,915,193
Less allowance for loan losses	3,620,618	3,556,763	3,351,136

Net loans	323,067,696	318,018,530	311,564,057
Premises and equipment	8,332,898	8,448,915	7,371,350
Goodwill	4,558,687	4,558,687	4371208
Bank-owned life insurance	7,509,264	7,440,687	7,223,470
Accrued interest and other assets	9,113,608	7,654,287	6,424,828

TOTAL ASSETS	$473,373,898	$467,846,935	$449,737,915

LIABILITIES
Deposits:
Noninterest-bearing demand	$43,271,194	$42,357,154	$39,525,150
Interest-bearing demand	29,753,343	26,404,660	24,092,145
Money market	31,058,973	27,845,438	24,036,386
Savings	77,705,826	68,968,844	73,299,591
Time	222,296,346	229,243,506	216,819,834

Total deposits	404,085,682	394,819,602	377,773,106
Short-term borrowings	1,532,609	1,886,253	2,090,086
Other borrowings	30,889,915	33,903,019	32,423,165
Accrued interest and other liabilities	2,007,485	2,178,813	2,202,547

Total liabilities	438,515,691	432,787,687	414,488,904

STOCKHOLDERS’ EQUITY
Common stock	27,427,697	27,301,403	26,848,601
Retained earnings	14,990,150	14,786,353	14,096,814
Accumulated other comprehensive income	(826,033)	(294,901)	179,014
Treasury stock	(6,733,607)	(6,733,607)	(5,875,418)

Total stockholders’ equity	34,858,207	35,059,248	35,249,011

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$473,373,898	$467,846,935	$449,737,915

Middlefield Banc Corp. Capital Ratios
Leverage Ratio	8.51%	8.66%	8.92%
Tier 1 Risk-Based Capital Ratio	13.53%	12.41%	13.25%
Total Risk-Based Capital Ratio	14.81%	13.57%	14.45%

Asset Quality
Net Loan Charge-Offs/Ave. Loans (ann.)	0.11%	0.11%	0.03%
Non-performing loans/total loans	4.50%	2.98%	2.12%
Allowance for loan losses/total loans	1.11%	1.11%	1.06%